                                                                     EXHIBIT 2.2



                             ACQUISITION AGREEMENT


         This ACQUISITION AGREEMENT (this "Acquisition Agreement" or "Agreement") is made and entered into as of the 26th day of November, 1996, among LUCENT TECHNOLOGIES INC., a Delaware corporation ("Seller"), CIRCO TECHNOLOGIES GROUP, INC., a Delaware corporation ("Parent"), and CIRCO CRAFT TECHNOLOGIES, INC., a Delaware corporation and a wholly-owned subsidiary of Parent ("Purchaser").

                                   RECITALS:

         A. Seller, through its Microelectronics Group, Interconnection Technologies Unit, presently conducts, primarily at its facility at Richmond Works, 4500 South Laburnum Avenue, Richmond, Virginia 23231 (the "Facility"), and also at its leased premises at Tres Cantos, Madrid, Spain ("Tres Cantos"), the business of designing, manufacturing and marketing printed circuit boards, backplanes and related products and components (the "Products") for telecommunications and other applications (the "Business");

         B. Seller desires to Transfer (as hereinafter defined), and Purchaser desires to purchase, the Assets (as hereinafter defined), on the terms and subject to the conditions set forth in this Agreement;

         C. Seller wishes to delegate to Purchaser, and Purchaser is willing to assume, the Assumed Liabilities (as hereinafter defined), on the terms and subject to the conditions set forth in this Agreement;

         D. In order to induce Seller to enter into this Agreement, Parent is willing to make certain representations and warranties in connection with the issuance of the Preferred Stock (as hereinafter defined); and

         E. Seller and Purchaser wish to enter into certain collateral agreements, as herein specified, namely the Technology Transfer Agreement (as hereinafter defined), the Transition Agreement (as hereinafter defined), the Environmental, Health and Safety Agreement (as hereinafter defined), and the Supply Contract (as hereinafter defined) (collectively, the

"Related Agreements"), each in connection with the transactions contemplated by this Agreement.

         NOW, THEREFORE, the parties hereto agree as follows:


                              I.  ASSETS ACQUIRED


         1.1 Purchase and Sale of Assets. On the terms and subject to the conditions hereof, at the Closing (as hereinafter defined), Seller will, and will cause its Affiliates (as hereinafter defined) as required to, sell, transfer, convey, assign and deliver ("Transfer"), and Purchaser will purchase and accept, all right, title and interest of Seller (as herein specified) in and to the rights, properties and assets of the Business specified in this
Section 1.1 (collectively, the "Assets"):

         1.1.1 Real Property. The land and buildings comprising the Facility together with all appurtenant easements thereunto and all structures, fixtures and improvements located on the property described on Schedule 1.1.1 (collectively, the "Real Estate");

         1.1.2 Tangible Personal Property: The manufacturing, production, maintenance, packaging and/or testing machinery and equipment, tools, artwork, test fixtures, spare and maintenance parts, furniture, office equipment, vehicles and other tangible personal property of the Business owned by Seller and located at the Facility (subject to any exceptions listed on Schedule 1.1.2) as of the Closing, and all other tangible personal property owned by Seller as of the Closing listed on Schedule 1.1.2 (collectively, the "Tangible Personal Property");

         1.1.3 Inventories and Stores and Supplies. All raw materials, components, work-in-process, finished products, packaging materials, stores and supplies, spare parts and samples (collectively, "Inventories") located at the Facility (subject to any exceptions listed on Schedule 1.1.3) and all other Inventories listed on Schedule 1.1.3;

         1.1.4 Contract Rights. Subject to Section 1.3, all Transferable rights and incidents of interest of Seller as of the Closing in and to all sales contracts, orders, leases, software licenses (the "Software"), agreements and other contracts and legally binding contractual rights and obligations (collectively, "Contracts") listed on Schedule 1.1.4 and all Transferable warranties or other rights relating to any Asset;

         1.1.5 Intellectual Property. Seller's interest in and to the certain copyrights, trademarks, Software, patents, and registrations and applications therefor, trade secrets, technical knowledge, know-how and related ownership, use or other rights or licenses under any of the foregoing as transferred pursuant to the terms of the Technology Transfer Agreement (collectively, the "Intellectual Property Rights");

         1.1.6   Governmental Licenses, Permits and Approvals.  Subject to
Section 1.3, all Transferable rights and incidents of interest in and to all licenses, permits and other approvals (collectively, "Permits") issued to Seller or its Affiliates for the Business by any Governmental Entity (as hereinafter defined), as listed on Schedule 1.1.6;

         1.1.7 Books and Records. (a) All Seller's books, records, reports, documents and files relating exclusively or principally to the Business (other than archive records, which Seller shall provide access to pursuant to Section
8.2.3 of this Agreement), in original or copy form, including customer lists, purchase and sales records, accounting and financial data, property records, manufacturing records, product engineering, drawings, film masters, design data, and research and development records; provided, however, that extracts pertaining only to the Business will be furnished where such records also reflect other aspects of Seller's businesses;

         (b) All of Seller's records relating to Employees (as hereinafter defined) which are required to be transferred by applicable law and which are of the type described on Schedule 1.1.7(b);

         1.1.8 Miscellaneous Assets. Except for Excluded Assets (as hereinafter defined), such other rights, properties and assets owned by Seller that are reflected on the Statement of Assets (as hereinafter defined) or were acquired by or for the Business subsequent to the Statement of Assets Date (as hereinafter defined);

         1.2 Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, the following rights, properties and assets (collectively, the "Excluded Assets") will not be included in the Assets:

         1.2.1 Cash. All cash, bank accounts, marketable securities and other cash equivalents of Seller, wherever located;

         1.2.2 Receivables. All accounts receivables or notes receivable for services provided or Products manufactured and sold by Seller in connection with the operation of the Business prior to the Closing Date (as hereinafter defined);

         1.2.3 Ordinary Course Dispositions. All tangible and intangible personal property of Seller disposed of or consumed in the ordinary course of business consistent with the past practices of Seller between the date of this Agreement and the Closing Date, and as permitted under the terms hereof;





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         1.2.4   Terminated Contracts.  All Contracts that have terminated or expired prior to the Closing Date in the ordinary course of business consistent with the past practices of Seller and as permitted hereunder;

         1.2.5 Corporate Governance Documents. Seller's corporate seal, minute books, charter documents, corporate stock record books and such other books and records as pertain to the organization, existence or share capitalization of Seller and such records as are necessary to enable Seller to file its tax returns and reports as well as all other records or materials relating to Seller generally and not involving or relating to the Assets or the operation of the Business;

         1.2.6 Insurance Contracts. Contracts of insurance, and all insurance proceeds or claims made by Seller, including those relating to property or equipment repaired, replaced or restored by Seller, prior to the Closing Date;

         1.2.7 Tax Refunds. Seller's rights to any and all tax refunds relating to the operation of the Business prior to the Closing Date;

         1.2.8 Tres Cantos. The current leased premises in Seller's facility at Tres Cantos; and

         1.2.9 Claims. All of Seller's rights, claims or causes of action against third parties relating to the Assets or the Business arising prior to the Closing Date.

         1.2.10 Other Assets. All other assets, properties, interests and rights of Seller not specifically identified or described in Section 1.1.

         1.3     Nonassignable Contracts or Permits.

         1.3.1 Nonassignability. Without limiting or otherwise affecting the rights of Purchaser pursuant to Articles VI or VII hereof, to the extent that any Contract or Permit to be Transferred pursuant to the terms of Section 1.1.4 or 1.1.6, as the case may be, is not capable of being Transferred without the consent, approval or waiver of a third person or entity (including without limitation a Governmental Entity), nothing in this Agreement will constitute a Transfer or require the Transfer thereof except to the extent provided in this
Section 1.3.

         1.3.2 Seller to Use Reasonable Efforts. Notwithstanding anything contained in this Agreement to the contrary, Seller will not be obligated to Transfer to Purchaser any of its rights and obligations in and to any of the Contracts or Permits referred to in Section 1.3.1 without first having obtained all consents, approvals and waivers necessary for such Transfers; provided, however, that Seller will use its reasonable efforts to obtain all such consents, approvals and waivers prior to and, if the Closing occurs, after the Closing Date.





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         1.3.3   If Waivers or Consents Cannot Be Obtained.  To the extent that the consents, approvals and waivers referred to in Section 1.3.1 are not obtained by Seller, Seller will use its commercially reasonable efforts to (a) provide to Purchaser the financial and business benefits of any Contract or Permit referred to in Section 1.3.1 to the extent relating to the Business and
(b) enforce, at the request of Purchaser, for the account of Purchaser, any rights of Seller arising from any such Contract or Permit (including without limitation the right to elect to terminate in accordance with the terms thereof upon the advice of Purchaser).

         1.3.4 Obligation of Purchaser to Perform. Purchaser will perform Seller's obligations arising under all Contracts and Permits referred to in
Section 1.3.3. If Purchaser fails to so perform such obligations as to any particular Contract or Permit, then Seller will have no obligation to Purchaser under Section 1.3.3 with respect to such Contract or Permit unless and until such failure is substantially cured.

                  II.  ASSUMPTION AND EXCLUSION OF LIABILITIES

         2.1 Assumed and Retained Liabilities. (a) As of the Closing, Purchaser will assume and thereafter in due course pay and fully satisfy, subject to Section 1.3, (i) all liabilities arising out of events occurring after the Closing Date related to the Business or operations of the Business after the Closing Date and (ii) obligations of Seller arising under the executory portion as of the Closing Date of all Contracts described on Schedule 1.1.4; provided, however, that Purchaser does not hereby assume any liability or obligation for any breach or failure to perform or any alleged breach or alleged failure to perform by Seller under such Contracts prior to the Closing (the "Assumed Liabilities").

         (b) Notwithstanding anything contained in this Agreement to the contrary, Purchaser does not assume or agree to pay, satisfy, discharge or perform, and will not be deemed by virtue of the execution and delivery of this Agreement or any document delivered at the Closing pursuant to this Agreement (a "Closing Document"), or as a result of the consummation of the transactions contemplated by this Agreement, to have assumed, or to have agreed to pay, satisfy, discharge or perform, any liability, obligation or indebtedness of the Business, Seller or any Affiliate of Seller, whether primary or secondary, direct or indirect, other than the Assumed Liabilities. Seller will retain and pay, satisfy, discharge and perform in accordance with the terms thereof, all liabilities and obligations of the Business other than the Assumed Liabilities to the extent specifically provided in Section 2.1(a), including without limitation those set forth below (such liabilities and obligations retained by Seller being referred to herein as the "Retained Liabilities"):

                 (i) all obligations or liabilities of Seller or any predecessor or Affiliate of Seller which relate to any of the Excluded Assets;





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                 (ii)     all obligations or liabilities of Seller or any
predecessor or Affiliate of Seller relating to Taxes (as hereinafter defined) of Seller (or any predecessor or Affiliate) or with respect to the Business or otherwise, for all periods, or portions thereof, through the Closing;

                 (iii) all obligations or liabilities for any legal, accounting, investment banking, brokerage or similar fees or expenses incurred by Seller or its Affiliates in connection with, resulting from or attributable to the transactions contemplated by this Agreement;

                 (iv) all liabilities and obligations of Seller with respect to any return, warranty or similar liabilities relating to Products which were produced or sold by Seller or any predecessor or Affiliate of Seller on or prior to the Closing Date or which were held in the inventory of the Business on the Closing Date;

                 (v) all liabilities and obligations of Seller or any predecessor or Affiliate of Seller for death, personal injury, other injury to persons or property damage resulting from, caused by or arising out of, directly or indirectly, use or exposure to any Products (or any part or component thereof), including without limitation any such liabilities or obligations for failure to warn, or breach of express or implied warranties of merchantability or fitness for any purpose or use, manufactured, sold or serviced by Seller or any predecessor or Affiliate of Seller at any time prior to the Closing, or resulting from, caused by or arising out of, directly or indirectly, the conduct of the Business at any time prior to the Closing;

                 (vi) all liabilities and obligations of Seller or any predecessor or Affiliate of Seller resulting from, caused by or arising out of, directly or indirectly, the conduct of the Business or ownership or lease of any of the Assets or any properties or assets previously used in the Business at any time prior to or on the Closing Date, including without limitation such of the foregoing as constitute, may constitute or are alleged to constitute a tort, breach of contract or violation or requirement of any domestic or foreign statute, law, ordinance, rule or regulation ("Law") of any domestic or foreign court, government, governmental agency, authority, entity or instrumentality ("Governmental Entity"), or which relate to, result in or arise out of the existence or imposition of any liability or obligation to remediate or contribute or otherwise pay any amount under or in respect of any environmental, superfund or other environmental cleanup or remedial Laws, occupational safety and health Laws or other Laws;

                 (vii) all liabilities and obligations of Seller or any predecessor or Affiliate of Seller in respect of claims, actions, suits, proceedings and investigations relating to or arising out of, directly or indirectly, the conduct of the Business or ownership or lease of any of the Assets on or prior to the Closing Date;





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                 (viii)   all claims for severance, other employee benefits
(including without limitation benefits mandated by Law) or other compensation or damages by or on behalf of any Employees or Former Employees (as hereinafter defined) or by or on behalf of any Governmental Entity in respect of Employees or Former Employees involving any alleged employment loss, violation of any Law or termination of employment actually or constructively (by operation of Law or pre-existing Contract, including without limitation any liability for severance), all liabilities and obligations of Seller or any predecessor or Affiliate of Seller with respect to Employees and Former Employees under Employee Plans (as hereinafter defined) and any Employee Plan that is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA (as hereinafter defined), or in respect of payments for unemployment compensation or unemployment insurance, and all other obligations in respect of Employees and Former Employees, all relating to periods of employment ending on or prior to the Closing Date;

                 (ix) all accounts payable owed by Seller or any Affiliate of Seller relating to the Business; and

                 (x) all liabilities and obligations in respect of indebtedness for borrowed money.


                             III.  PURCHASE  PRICE

         3.1 Purchase Price. At the Closing, in addition to assuming the Assumed Liabilities, Purchaser will pay for the Assets and the covenants of Seller included herein a purchase price (collectively, the "Purchase Price"), payable as follows:

         (a)     $170,000,000 in cash, to be paid in accordance with Section
6.6 below; and

         (b) 1,200,000 shares of Preferred Stock of Parent (the "Preferred Stock"), having a liquidation preference of $30,000,000, and having the terms described in Exhibit 5.8, to be issued in accordance with Sections 5.8 and 6.6 below.

         3.2 Allocation of Purchase Price. Purchaser and Seller shall negotiate in good faith with the goal of reaching an agreement regarding the allocation of the Purchase Price among the Assets. In the event that an agreement regarding the allocation of the Purchase Price among the Assets is reached by Purchaser and Seller (the "Agreed Allocation"), then Purchaser and Seller shall file all Tax Returns (as hereinafter defined) (including any information returns pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code")) on a basis which is consistent with the Agreed Allocation.





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                     IV.  REPRESENTATIONS  AND  WARRANTIES

         4.1 Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows:

         4.1.1 Corporate Matters. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease or otherwise hold the Assets owned, leased or otherwise held by it and to carry on the Business as presently conducted by it. Following the Closing, neither Seller nor any of its Affiliates will have an interest in any of the Assets or the Business (other than the Intellectual Property Rights as expressly specified in the Technology Transfer Agreement and the Trademark License Agreement). Seller is in good standing and duly qualified to conduct business as a foreign corporation in every state of the United States in which its ownership or lease of property or conduct of the Business makes such qualifications necessary, the absence of which would have a material adverse effect on the Business.

         4.1.2 Authorization and Effect of Agreement. Seller has the requisite corporate power to execute and to deliver this Agreement and to perform the transactions contemplated hereby to be performed by it. The execution and delivery by Seller of this Agreement and the performance by it of the transactions contemplated hereby to be performed by it have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, assuming the due execution and delivery of this Agreement by Purchaser, constitutes a valid and binding obligation of Seller enforceable against it in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefrom may be brought.

         4.1.3 No Restrictions Against Sale of the Assets. The execution and delivery of this Agreement by Seller does not, and the performance by Seller of the transactions contemplated hereby to be performed by it will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, any provision of the Certificate of Incorporation or Bylaws of Seller or any Contract or Permit, other than any such conflicts, violations or defaults as are listed or described on Schedule 4.1.3. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller or the performance by Seller of the transactions contemplated hereby to be performed by it, except for (a) filings, if any, required to be made by Seller under





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applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of
1976, as amended (the "HSR Act"), and (b) such of the foregoing as are listed or described on Schedule 4.1.3.

         4.1.4 Financial Statements. (a) Attached as Schedule 4.1.4(a) are the unaudited statements of revenues, expenses and overhead allocations of the Business for the fiscal years ended December 31, 1993, 1994 and 1995, and for the nine months ended September 30, 1996 (the "Statement of Assets Date") (collectively, the "P&L Statements"), the unaudited statement of assets of the Business as of December 31, 1993, 1994 and 1995 (the "Historical Statement of Assets"), and the unaudited statement of assets of the Business as of the Statement of Assets Date (the "Statement of Assets"). Except as set forth on
Schedule 4.1.4(a), the P&L Statements, the Historical Statement of Assets and the Statement of Assets (collectively, the "Financial Statements") present fairly in all material respects the financial position of the Business as of the dates thereof and the results of operations of the Business for the periods indicated therein in conformity with generally accepted accounting principles ("GAAP") consistently applied, subject to the explanatory notes set forth in
Schedule 4.1.4(a).

         (b) To the knowledge of Seller, there are no material liabilities or financial obligations of the Seller of any kind (whether absolute, accrued, contingent or otherwise, and whether due or to become due), relating to, resulting from or arising out of the Business, and the Seller knows of no valid basis for the assertion of any such liabilities or financial obligations, whether or not accrued and whether or not contingent or absolute, determined or determinable, other than liabilities and obligations: (a) provided for or reserved (and not satisfied) in the Financial Statements, (b) arising after the Statement of Assets Date in the ordinary course of business consistent with past practices, or (c) disclosed in Schedule 4.1.4(b).

         (c) The inventory shown on the Statement of Assets consists of items usable and saleable in the ordinary course of business and is stated in accordance with the inventory accounting policies described in Schedule 4.1.4(c).

         4.1.5 Conduct of the Business Since the Statement of Assets Date. Except as described on Schedule 4.1.5, since the Statement of Assets Date, (a) the Business has been conducted in the ordinary course, consistent with past practices, (b) Seller has not taken any action which would have constituted a violation of Section 5.5 below if Section 5.5 had applied to Seller since the Statement of Assets Date, and (c) there has not been any material adverse change in the Business or the financial condition, results of operations or prospects of the Business, nor has there been, to the knowledge of Seller and exclusive of general business or economic conditions, any event or circumstances which would be reasonably likely to cause such a change.





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         4.1.6   Compliance with Laws.  Except as described on Schedule 4.1.6, or 4.1.11 or the Schedules to the Environmental, Health and Safety Agreement, Seller holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of the Business under and pursuant to (and the Business is not being conducted in violation of) any provision of any federal, state, local or foreign, law, ordinance, rule, regulation, judgment, decree, order, grant, franchise, permit or license or other governmental authorization or approval applicable to the Business, the effect of which failure to hold or violation would have a material adverse effect on the conduct, financial condition, results of operations or prospects of the Business.

         4.1.7 Assets and Title. (a) Except as listed or described on Schedules 1.1.4 and 4.1.7(a), the Assets to be Transferred to Purchaser at the Closing pursuant to Section 1.1 constitute all the assets used in and reasonably necessary to conduct the Business as presently conducted.

         (b) Except as set forth on Schedule 4.1.7(b) and subject to the applicable Related Agreements, Seller has, and following the Closing Purchaser will have, good, valid, and marketable title to the Assets free and clear of all title defects or objections, mortgages, liens, claims, charges, pledges, security interests or other encumbrances of any nature whatsoever, including without limitation licenses, leases, chattel or other mortgages, collateral security arrangements, pledges, title imperfections, defect or objection liens, security interests, conditional and installment sales agreements, encumbrances, charges, easements, encroachments or restrictions, of any kind and other title or interest retention arrangements, reservations or limitations of any nature (collectively, "Liens"), other than (a) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business and which will be discharged as of the Closing Date and (b) Liens for Taxes, assessments and other governmental charges which are not due and payable or which may thereafter be paid without penalty. (The items referred to in the exception to the immediately preceding sentence are hereinafter referred to as "Permitted Liens").

         (c) Except as set forth on Schedule 4.1.7(c) and the current title report attached as Exhibit 4.1.7(c), Seller has good and marketable title in fee simple to the Real Estate and in good and transferable leaseholds in the leased Real Estate, in each case, under valid and enforceable leases. Except as disclosed in Exhibit 4.1.7(c) or on Schedule 4.1.7(c), and subject to Seller's access rights under the Environmental, Health and Safety Agreement and the Transition Agreement, none of such real properties is subject to any easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other impediments which materially and adversely affect the value thereof or which interfere with or impair the present and continued use in the usual and normal conduct of the Business.
Schedule 4.1.7(c) lists (i) the street address of each parcel of the Real Estate and (ii) as to each parcel of Real Estate, the number of the title policy, if any, and the name of the company issuing such policy, insuring that Seller is the fee owner of such parcel (each such policy being referred to herein as a "Title Policy" and the insured under each such policy being referred to herein as an "Insured"). Seller has delivered to Purchaser true and





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complete copies of (a) each Title Policy and (b) as to each parcel of Real
Estate, the recorded deed whereby the Insured acquired title to such parcel. Title to the Real Estate Transferred will be conveyed pursuant to a special warranty deed, substantially in the form attached as Exhibit 4.1.7(c)A, and the subject of title insurance as agreed by the parties.

         4.1.8 Environmental Compliance. The representations and warranties made by Seller in the Environmental, Health and Safety Agreement are incorporated herein by this reference.

         4.1.9 Intellectual Property. The representations and warranties made by Seller in the Technology Transfer Agreement are incorporated herein by this reference.

         4.1.10 Litigation; Decrees. Except as listed or described on Schedules 4.1.6 or 4.1.10, the Schedules to the Environmental, Health and Safety Agreement or referred to in this Section 4.1.10, there are no lawsuits, claims or administrative or other proceedings relating to the conduct of the Business pending or, to the knowledge of Seller, threatened by, against or affecting Seller, and Seller is not in default under any judgment, order or decree of any Governmental Entity which is material to the conduct of the Business or the ownership or use of the Assets. Without limiting the generality or effect of any other provisions hereof, (i) all claims or allegations of which Seller has notice asserted within the past three years that any Product was defective or caused any injury or harm to any person, including without limitation all such claims and allegations relating to returns, warranty claims, failure to warn, breach of warranties of merchantability or fitness for any purpose or use are described on Schedule
4.1.10 and (ii) no basis exists, to the knowledge of Seller, for any person to make any such claim except as so described.

         4.1.11 Contract Rights. Except as described on Schedule 1.1.4 or 4.1.11, as of the date hereof, Seller is not a party to or bound by any Contract relating to or arising out of the conduct of the Business that is of a type described below:

         (a) any employment or consulting Contract with an Employee or Former Employee that is not terminable at will without liability;

         (b)     any collective bargaining agreement with any labor union;

         (c) any Contract for capital expenditures or the acquisition or construction of fixed assets in excess of $50,000;

         (d) any Contract relating to cleanup, abatement or other action in connection with environmental liabilities;

         (e) any Contract granting to any person a first-refusal, first-offer or similar preferential right to purchase or acquire any Asset referred to in Section 1.1;





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         (f)     any indenture, mortgage, loan or credit Contract under which
Seller has borrowed any money or issued any note, bond, indenture or other evidence of indebtedness for borrowed money, or guaranteed indebtedness for money borrowed by others related exclusively to the Business;

         (g) any Contract with any manufacturer's representative or other sales agent requiring commission payments;

         (h) any Contract under which Seller is (i) a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (ii) a lessor of, or makes available for use by any third party, any tangible personal property owned by Seller, in any such case which requires aggregate annual payments in excess of $50,000; or

         (i) any other Contract, other than sales or purchase orders arising in the ordinary course of business, which (i) involves future payment by or to Seller in excess of $50,000 or (ii) is otherwise material to the conduct of the Business or the operation or use of the Assets.

Copies of all of the Contracts described on Schedules 1.1.4 and 4.1.11 have been made available to Purchaser. Except as set forth on Schedules 1.1.4 and 4.1.11, each Contract described on Schedules 1.1.4 and 4.1.11, or required to be so described by the terms thereof, is a valid and binding obligation of Seller and is in full force and effect without amendment. Except as set forth on Schedules 1.1.4 and 4.1.11, Seller has performed in all material respects all obligations required to be performed by it through the date hereof under the Contracts so described, or required to be so described by the terms hereof, and is not (with or without the lapse of time or the giving of notice, or both) in material breach or default in any respect thereunder. Except as listed on
Schedule 4.1.11 and identified with an asterisk, no Contract listed on Schedule
1.1.4 requires the consent of any party to its assignment in connection with the transactions contemplated hereby.

         4.1.12 Employee Plans. Seller has no Employee Plans except as listed or described on Schedule 4.1.12. For purposes of this Agreement, the term "Employee Plan" means each employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by, or on behalf of or for the benefit of Seller, or to which Seller contributes, is obligated to contribute or has contributed within five years of the date hereof and under which any person presently employed by Seller primarily in the conduct of the Business (an "Employee") or formerly so employed by Seller or any of their predecessors (a "Former Employee") participates or has accrued any rights, or under which Seller is liable in respect of an Employee or Former Employee. The terms "Employee" and "Former Employee" will include, where applicable, the beneficiaries and dependents of an Employee or Former Employee.

         4.1.13 Condition of Assets. (a) Seller has made reasonable provision in the Financial Statements provided to Purchaser for repair and maintenance of the structural improvements and mechanical and other systems located on the Real Estate and Purchaser and its authorized representatives may have reasonable access thereto for inspection, at Purchaser's expense. Except as so provided in the Financial Statements and as set forth in Schedule 4.1.13, to Seller's knowledge (which for purposes of this Section 4.1.13 shall be deemed to be the actual knowledge of Robert C. Whiteman, Manager - Environmental Health & Safety Engineering and Plant Services, at the Facility), the improvements located on the Real Estate are in good condition and are structurally sound, and all mechanical and other systems located therein are in good operating condition, subject to normal wear, and no condition exists regarding material repairs, alterations or corrections.

         (b) Except as provided for in the Financial Statements and described on Schedule 4.1.13, the Assets which constitute Tangible Personal Property are in good and usable condition (ordinary wear and tear excepted) and are not in need of material repair.

         4.1.14 Transition Matters. Any representations and warranties of Seller relating to transitional support or services to be furnished to Purchaser are set forth in the Transition Agreement and said representations and warranties are incorporated herein by this reference.

         4.1.15  Customers and Suppliers.  Schedule 4.1.15 sets forth a list of
(i) the 10 largest purchasers (internal or external) of the Products based on sales during the fiscal year ended December 31, 1995 and (ii) the 10 largest purchasers (internal and external) of the Products during the nine months ended September 30, 1996, showing the approximate total sales by Seller with respect to the Business to each such purchaser during the fiscal year ended December 31, 1995 and the nine months ended September 30, 1996, respectively, (b) a list of (i) the 10 largest suppliers of the Business based on purchases during the fiscal year ended December 31, 1995, and (ii) the 10 largest suppliers of the Business based on purchases during the nine months ended September 30, 1996, showing the approximate total purchases by Seller with respect to the Business from each such supplier during the fiscal year ended December 31, 1995, and the nine months ended September 30, 1996, respectively. Except as described on
Schedule 4.1.15, there has not been any material adverse change in the business relationship of Seller with any purchaser or supplier named on Schedule 4.1.15 and Seller has no reason to believe that there will be any such material adverse change in the future as a result of the consummation of the transactions contemplated by this Agreement or otherwise.

         4.1.16 Taxes. (a) All Tax Returns which are required to be filed on or before the Closing Date by or with respect to Seller which are related to the Business have been duly filed on a timely basis under the statutes, rules or regulations of each applicable jurisdiction, the due date for such Tax Returns being determined with regard to all applicable and timely extensions, and all Taxes relating to the Business which are due on or before the Closing Date have been duly and timely paid.

         (b) For purposes of this Agreement, the terms "Tax" and "Taxes" shall mean all federal, state, local, or foreign income, payroll, employee withholding, unemployment insurance, social security, sales, use, service, service use, leasing, leasing use, excise, franchise, gross receipts, value added, alternative or add-on minimum, estimated, occupation, real and personal property, stamp, transfer, workers' compensation, severance, windfall profits, environmental (including taxes under Section 59A of the Code), or other tax of the same or of a similar nature, including any interest, penalty, or addition thereto, whether disputed or not. The term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes or any amendment thereto, and including any schedule or attachment thereto.

         4.1.17 Absence of Undisclosed Liabilities. Except as set forth in the Schedules hereto, Seller has no knowledge of any material liability (matured or unmatured, fixed or contingent) relating to the Assets or to which the Assets are subject or Purchaser would become obligated other than the Assumed Liabilities.

         4.1.18 Insurance. Seller has insurance policies in full force and effect for such amounts as are sufficient, in Seller's reasonable business judgment, for material compliance with all requirements of law and of all agreements to which Seller is a party or by which it is bound to the extent applicable to the Business.

         4.1.19 Disclosure. Seller has no reason to believe that any statement contained in any of the Confidential Information Memorandum (the "Confidential Memorandum") prepared by Seller, the letter dated July 2, 1996 from Mike Matyus, a representative of Seller, to Jack Furst, a representative of Purchaser (the "Matyus Letter"), the Financial Statements, the Closing Documents and the Schedules hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order fully and fairly to provide the information required to be provided in any such document. The information (including the projections) contained in the Confidential Memorandum and the Matyus Letter have been prepared by Seller in good faith, in light of the circumstances then and currently prevailing and in accordance with the terms of those documents, and nothing herein (to the extent Seller has not breached its representation in the preceding sentence) shall be deemed to require Seller to amend, alter, update or modify the documents themselves in any respect. Notwithstanding the foregoing, while certain of the projected information contained in the Confidential Memorandum and Matyus Letter is presented with numerical specificity, these projections are based upon a variety of assumptions relating to the Business which, though considered reasonable by the Company, may not be realized and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. To the knowledge of Seller, Seller has not failed to disclose to Purchaser any fact which would reasonably be determined to have a material adverse effect on the business, financial condition, results of operations or prospects of the Business, or which is otherwise material to the Business or the Assets.

         4.1.20 Acquisition for Own Account. This Agreement is made with Seller in reliance upon Seller's representations to Purchaser, which by Seller's execution of this Agreement Seller hereby confirms, that (i) the Preferred Stock to be acquired by it pursuant to this Agreement (the "Preferred Stock") is being acquired for its own account, not as a nominee or agent for any other Person (as hereinafter defined) and without a view to the distribution of such Preferred Stock or any interest therein in violation of the Securities Act of 1933, as amended (the "Securities Act"); (ii) Seller has no commitment or arrangement to sell the Preferred Stock; and (iii) Seller is an "accredited investor" within the meaning of Rule 501(a) under Regulation D promulgated under the Securities Act, and has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Preferred Stock, and Seller is capable of bearing the economic risks of such investment and is able to bear the complete loss of its investment in the Preferred Stock. As used herein, "Person" shall mean any individual, partnership, joint venture, corporation, trust, unincorporated organization, or other entity.

         4.1.21 Receipt of Information. Seller represents that it has been provided, to its satisfaction, the opportunity to ask questions concerning the terms and conditions of the offering and sale of the Preferred Stock, has had all such questions answered to its satisfaction and has been supplied all additional information deemed necessary by it to verify the accuracy of the information provided to it.

         4.1.22 Restricted Securities. Seller understands that the Preferred Stock has not been registered under the Securities Act and may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Preferred Stock or an available exemption from registration under the Securities Act, the Preferred Stock must be held indefinitely. To the extent applicable, each certificate or other document evidencing any of the Preferred Stock shall be endorsed with the following restrictive legend:

                     "THE SHARES REPRESENTED HEREBY HAVE NOT BEEN
                     REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED ABSENT AN
                     EFFECTIVE REGISTRATION THEREOF, OR EXEMPTION UNDER
                     SUCH ACT."

         4.1.23 Software. Except as set forth in Schedule 4.1.23, Seller has no knowledge of any defects in the programming or operation of the Transferred Software. Seller will deliver to Purchaser, as permitted in connection with the Transfer, all copies of Software embodied in physical form and user and technical documentation related to the Software in Seller's possession.

         4.1.24 No Other Representations. Except as specifically set forth in this Section 4.1, Seller makes no representation or warranties with respect to the Business or the transactions contemplated hereby.

         4.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

         4.2.1 Corporate Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted. Purchaser is in good standing and duly qualified to conduct business as a foreign corporation in every state of the United States in which its ownership or lease of property or conduct of the Business makes such qualification necessary, the absence of which would have a material adverse effect on the Business.

         4.2.2 Authorization and Effect of Agreement. Purchaser has the requisite corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby to be consummated by it. The execution and delivery by Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby to be consummated by it have been duly authorized by all necessary corporate action on the part of Purchaser. Purchaser has all requisite legal capacity to purchase, own or hold the Assets and to carry on the Business upon the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Purchaser and, assuming the due execution and delivery of this Agreement by Seller, constitutes a valid and binding obligation of Purchaser, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefrom may be brought.

         4.2.3 No Restrictions Against Purchase of the Assets. Except as listed or described on Schedule 4.2.3, the execution and delivery of this Agreement by Purchaser does not, and the performance by Purchaser of the transactions contemplated hereby to be performed by it, including its proposed conduct and operation of the acquired Business, will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, any provision of the Certificate of Incorporation or Bylaws of Purchaser or any contract or Permit applicable to Purchaser. Except for any applicable requirements of the HSR Act, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by it of the transactions contemplated hereby to be consummated by it.

         4.2.4 Financing. Purchaser has obtained written commitment letters copies of which have been delivered to Seller in respect of debt financing from reputable financing sources in an aggregate amount which together with Purchaser's own funds (or funds to be provided by Hicks, Muse, Tate & Furst Equity Fund III, L.P.) is sufficient to (i) pay the cash portion of the Purchase Price and (ii) pay all expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement. To the knowledge of Purchaser, Purchaser has the resources (financial or otherwise) to operate the Business as presently conducted and as proposed to be conducted pursuant to the terms and conditions of the Related Agreements.

         4.3 Representations and Warranties of Parent. Parent represents and warrants to Seller as follows:

         4.3.1 Corporate Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted. Parent is in good standing and duly qualified to conduct business as a foreign corporation in every state of the United States in which its ownership or lease of property or conduct of the Business makes such qualification necessary, the absence of which would have a material adverse effect on the Business.

         4.3.2 Authorization and Effect of Agreement. Parent has the requisite corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby to be consummated by it. The execution and delivery by Parent of this Agreement and the consummation by it of the transactions contemplated hereby to be consummated by it have been duly authorized by all necessary corporate action on the part of Parent. Parent has all requisite legal capacity to issue the Preferred Stock upon the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and, assuming the due execution and delivery of this Agreement by Seller and Purchaser, constitutes a valid and binding obligation of Parent, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefrom may be brought.

         4.3.3 No Restrictions Against Sale of Preferred Stock. Except as listed or described on Schedule 4.3.3, the execution and delivery of this Agreement by Parent does not, and the performance by Parent of the transactions contemplated hereby to be performed by it will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, any provision of the Certificate of Incorporation or Bylaws of Parent or any contract or Permit applicable to Parent. Except for any applicable requirements of the HSR Act, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by it of the transactions contemplated hereby to be consummated by it.

         4.3.4 Capitalization. Schedule 4.3.4(a) sets forth a table indicating the capitalization of Parent prior to giving effect to the issuance of the Preferred Stock. Such capitalization table sets forth for each class and series of stock the authorized number of shares and the number of shares issued and outstanding. All such issued and outstanding shares have been duly authorized, are validly issued, are fully paid and nonassessable and are free of preemptive rights. All such issued and outstanding shares were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Schedule 4.3.4(b) sets forth a table indicating the pro forma capitalization of Parent after giving effect to the issuance of the Preferred Stock. Such capitalization table sets forth for each class and series of stock the authorized number of shares and the number of shares issued and outstanding. All shares of Preferred Stock have been duly authorized and, upon the issuance thereof in exchange for due consideration, will be validly issued, fully paid and nonassessable and will be free of preemptive rights. As of the Closing Date, Parent shall have received at least $30,000,000 in consideration for the issuance of its Common Stock.

         4.3.5 Preferred Stock. The Preferred Stock will be issued on the terms set forth in Exhibit 5.8.

         4.3.6 Disclosure. Parent has not failed to disclose to Seller any fact which would reasonably be determined to have a material adverse effect on the value of the Preferred Stock, or the business, financial conditions or prospects of Parent or Purchaser.

                                 V.  COVENANTS

         5.1 Investigations. (a) Prior to the Closing, upon reasonable notice from Purchaser to Seller given in accordance with this Agreement, Seller will afford to the officers, attorneys, accountants or other authorized representatives of Purchaser reasonable access during normal business hours to the employees, facilities and the books and records of the Business and of Seller relating to the Business so as to afford Purchaser full opportunity to make such review, examination and investigation of the Business as Purchaser may reasonably desire to make including without limitation, but subject to the Environmental, Health and Safety Agreement, an environmental evaluation of the Business. Purchaser will be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary in connection therewith, subject to Section 5.1(c) below and to compliance with employees' privacy rights and Seller's policies pertaining thereto. Prior to the Closing, Seller will promptly furnish or cause to be furnished to Purchaser such available updated financial and operating data and other information pertaining to the Business as Purchaser may reasonably request.

         (b) Purchaser will likewise make available and furnish to Seller all financial and operating data of Purchaser as Seller may reasonably request for its assurance with respect to Purchaser's representations and warranties under Section 4.2.4 and 4.3 hereof.

         (c) Each of the parties will treat in confidence all documents, materials and other information (including without limitation information relating to supply and sales agreements and relationships with third parties) disclosed by any other party that is not its Affiliate, whether during the course of the negotiations leading to the execution of this Agreement or thereafter, in its investigation of the other parties and in the preparation of agreements, schedules and other documents relating to the consummation of the transactions contemplated hereby. Prior to the Closing, and in the event that this Agreement is terminated, none of the parties will use any information furnished by any other party that is not its Affiliate in its or any of its Affiliates' businesses. If this Agreement is terminated, each of the parties will use its reasonable best efforts to return to the other parties all originals and copies of non-public documents and materials of the type provided for in this Section 5.1 which have been furnished in connection with this Agreement and will make no further use thereof or of the information furnished hereunder.

         5.2 Press Releases. Prior to the Closing, neither party will disclose or issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party, which consent will not be unreasonably withheld; provided, however, that nothing herein will prohibit either party from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required by law or the rules of any national stock exchange applicable to it or its Affiliates, in which event the party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of its issuance.

         5.3 Regulatory Filings. Each of the parties will use its reasonable best efforts to obtain, and to cooperate with the other in obtaining, all authorizations, consents, orders and approvals of Governmental Entities that may be or become necessary in connection with the consummation of the transactions contemplated by this Agreement, prior to or following the Closing, and to take all reasonable actions to avoid the entry of any order or decree by any Governmental Entity prohibiting the consummation of the transactions contemplated hereby.

         5.4 Injunctions. Without limiting the generality or effect of any provision of Section 5.3 or Article VI, if any United States, state or foreign court having jurisdiction over any party issues or otherwise promulgates any injunction, decree or similar order prior to the Closing which prohibits the consummation of the transactions contemplated hereby, the parties will use their respective reasonable efforts to have such injunction dissolved or otherwise eliminated as promptly as possible and, prior to or after the Closing, to pursue the underlying litigation diligently and in good faith.

         5.5 Operation of the Business. Except as set forth on Schedule 5.5, as otherwise provided herein or as otherwise consented to by Purchaser in writing, prior to the Closing, Seller will, in respect of its conduct of the
Business:

         (a) Use its reasonable efforts to keep the Business intact, not take or permit to be taken or do or suffer to be done anything other than in the ordinary course of the Business as presently conducted and use reasonable efforts to maintain the goodwill associated with the Business;

         (b) Maintain the Assets in at least as good condition (reasonable wear and tear excepted) as they were being maintained as of the date hereof;

         (c) Not purchase, sell, lease or dispose of, or make any contract for the purchase, sale, lease or disposition of, or subject to Lien, any material Assets other than in the ordinary course of the Business;

         (d) Not grant to any Employee of the Business any increase in compensation or in severance or termination pay, grant any severance or termination pay, or enter into any employment agreement with any Employee, except (i) as may be required or permitted under employment or termination agreements or established policies or practices of Seller in effect on the date hereof, (ii) increases in compensation or severance pay or grants of severance or termination pay occurring in the ordinary course of business consistent with past practices or (iii) grants of so-called "stay bonuses" so long as Seller shall remain obligated to pay any amounts granted thereunder;

         (e) Not adopt or amend any collective bargaining agreements with respect to the Business; and

         (f) Not take or omit to take any action which would render any representation or warranty of Seller in Article IV materially untrue or incorrect if such representation or warranty were made immediately following the taking of or failure to take such action.

         5.6 Employees. (a) Purchaser shall offer employment, as of the Closing Date, to the management and professional personnel of the Business work force, as Purchaser deems necessary for its future operations, on terms and conditions of employment established by

Purchaser, provided, however, that Purchaser will endeavor to employ such personnel in sufficient numbers to ensure compliance with its obligations under
Section 4.2.4 of this Agreement; and will provide Seller with sufficient advance notice thereof to permit Seller to meet all its contractual and other requirements and policies relating to discontinuance of employment in each case. Nothing herein will be deemed to create any obligation on the part of Seller's employees to consider or accept employment by Purchaser.

         (b) Purchaser will also recognize the labor union currently representing the unionized personnel of the Business work force as the bargaining unit for such personnel and will negotiate in good faith with such union for a new contract to be effective as of the Closing Date provided for in
Article VI hereof. It is further agreed, in accordance with said Article VI, that consummation of such new collective bargaining agreement between the union and Purchaser and due termination by Seller of said unionized personnel of the Business work force without liability to Seller (other than as provided under the terms of the current Agreement) shall be conditions precedent to be satisfied at or prior to the Closing.

         5.7 Related Agreements. On or prior to the Closing Date, each of the parties will enter into the following agreements:

         (a)     The Technology Transfer Agreement in substantially the form of
Exhibit 5.7(a) (the "Technology Transfer Agreement");

         (b)     the Transition Services Agreement in substantially the form of
Exhibit 5.7(b) (the "Transition Agreement");

         (c) the Environmental, Health and Safety Agreement in substantially the form of Exhibit 5.7(c) (the "Environmental, Health and Safety Agreement"); and

         (d) the Supply Agreement in substantially the form of Exhibit 5.7(d) (the "Supply Contract").

         5.8 Preferred Stock. Purchaser shall issue and deliver to Seller, at the Closing, shares of Preferred Stock of Parent having a liquidation preference of $30,000,000 in accordance with the terms set forth in Exhibit 5.8.

         5.9 Transfer of Software Licenses. Seller will pay all fees and similar charges required to be paid in connection with the Transfer of the Software to Purchaser pursuant to Section 1.1.4.

         5.10 Quarterly Statements. (a) Within 50 days after the end of each fiscal quarter (other than the final quarter of any year) commencing with the quarter ending March 31, 1997, Parent will deliver to Seller (a) a consolidated internal, unaudited balance sheet and statement of income and retained earnings and cash flows of Parent as of the end of each such quarter, and (b) internal unaudited balance sheets and statements of income and retained earnings and cash flows of Parent and Purchaser; provided, that Parent shall not be obligated to deliver the financial statements referred to in this Section 5.10 until 100 days after the close of each fiscal quarter that is the last fiscal quarter of each fiscal year; provided further, that Parent shall not be obligated to deliver the financial statements referred to in this Section 5.10 if, at the time such delivery would otherwise be required, Parent has any security registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, in which case Parent shall provide to Seller within five (5) days of filing with the Securities and Exchange Commission copies of its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

         (b) Seller and its authorized representatives shall, upon written demand, have the right during the usual hours for business to inspect for any proper purpose the books and records of Purchaser and Parent in accordance with the Delaware General Corporation laws.

         5.11 Satisfaction of Conditions. Without limiting the generality or effect of any provision of Article VI, prior to the Closing, each of the parties will use reasonable efforts with due diligence and in good faith to satisfy promptly all conditions required hereby to be satisfied by such party in order to expedite the consummation of the transactions contemplated hereby.


                               VI.  THE  CLOSING

         6.1 Conditions Precedent to Obligations of Purchaser and Seller. The respective obligations of each of Purchaser and Seller under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of the conditions that:

         (a) all waiting periods with respect to the HSR Act shall have expired, been earlier terminated, or been determined to be inapplicable;

         (b) each of the governmental or third party approvals, consents or waivers identified with an asterisk on Schedule 4.1.3, 4.1.11 or 4.2.3 as being a condition of the Closing shall have been obtained;

         (c) there shall not have been entered a preliminary or permanent injunction, temporary restraining order or other judicial or administrative order or decree in any domestic jurisdiction, the effect of which prohibits the Closing;

         (d) Purchaser and Seller shall have executed and delivered each of the Related Agreements, namely, the Technology Transfer Agreement (Exhibit 5.7(a)), the Transition

Agreement (Exhibit 5.7(b)), the Environmental, Health and Safety Agreement (Exhibit 5.7(c)), and the Supply Contract (Exhibit 5.7(d)); and

         (e) Purchaser will have bargained in good faith and concluded a new contract with the labor union currently representing the unionized personnel of the Business work force to replace the current contract with Seller, as provided in Section 5.6 above; and Seller will have terminated, in compliance with applicable law and all union contractual requirements, without liability to Seller (other than as provided under the terms of the current Agreement) said unionized personnel of the Business work force, as provided in
Section 5.6 above.

         6.2 Additional Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived at the option of Purchaser.

         6.2.1 No Material Misrepresentation or Breach. There shall have been no material breach by Seller in the performance of any of its covenants herein to be performed by it in whole or in part prior to the Closing, and the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made anew on and as of such date, and Seller shall have delivered to Purchaser a certificate certifying each of the foregoing, dated the Closing Date and signed by one of its officers on its behalf.

         6.2.2 Transfer Documents. Seller shall have delivered to Purchaser the Transfer Documents (as specified in Section 6.5.2).

         6.2.3 Legal Opinion. Purchaser shall have received a written opinion of counsel for Seller dated the Closing Date, in substantially the form set forth in Exhibit 6.2.3.

         6.2.4 Financing. Purchaser shall have received the proceeds from the financing commitment described in Section 4.2.4 (provided that Purchaser shall have used its best reasonable and good faith efforts to secure such proceeds).

         6.3 Additional Conditions Precedent to Obligations of Seller. The obligations of Seller under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived at the option of Seller.

         6.3.1 No Material Misrepresentation or Breach. There shall have been no material breach by Purchaser in the performance of any of the covenants herein to be performed by it in whole or in part prior to the Closing, and the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made anew on and as of such date, and Purchaser shall have delivered to

Seller a certificate certifying each of the foregoing, dated the Closing Date and signed by one of its officers on its behalf.

         6.3.2 Legal Opinion. Seller shall have received a written opinion of counsel for Purchaser dated the Closing Date, in substantially the form set forth in Exhibit 6.3.2.

         6.4 The Closing. (a) Subject to the fulfillment or waiver of the conditions precedent specified in Sections 6.1, 6.2 and 6.3, the consummation of the purchase and sale of the Assets contemplated hereby (the "Closing") will take place at 10:00 a.m., local time on November 26, 1996 or such other date as provided in Section 6.4(b) (the "Closing Date"). The Closing will take place at Seller's offices at 2 Oak Way, Berkeley Heights, New Jersey or such other place as the parties may agree.

         (b) Subject to Section 6.7(c), if the Closing has not occurred by the date specified in Section 6.4(a), then the Closing Date will be extended to the earlier of (i) the second business day after the conditions set forth in Sections 6.1, 6.2 and 6.3 have been satisfied and (ii) such other date to which Purchaser and Seller mutually agree.

         6.5 Seller's Obligations. At the Closing, Seller will deliver to Purchaser the following, at the expense of Seller and in proper form for recording when appropriate:

         6.5.1   Officer Certificate.  The certificate described in Section
6.2.1;

         6.5.2 Transfer Documents. Such bills of sale, assumption agreements, assignments, deeds, consents and other good and sufficient instruments of transfer (collectively, "Transfer Documents") conveying and transferring to Purchaser title to the Assets and obligations for the Assumed Liabilities as Purchaser may reasonably request;

         6.5.3 UCC-3s. All documents, including without limitation, executed UCC-3 termination statements, as are necessary to release all Liens on the Assets; and

         6.5.4   Receipts.  Appropriate receipts.

         6.6 Purchaser's Obligations. At the Closing, Purchaser will deliver to Seller the following, at the expense of Purchaser:

         6.6.1 Cash. Cash in the amount of $170,000,000, payment to be made by bank wire transfer to Seller's designated bank account;

         6.6.2 Preferred Stock. Certificates representing the Preferred Stock of Parent validly issued and outstanding in the name of Seller in accordance with the terms of Exhibit 5.8; and

         6.6.3   Officer Certificate.  The certificate described in 6.3.1.

         6.7 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing if the party seeking to terminate is not then in material default or breach of this Agreement:

         (a)     By the mutual written consent of Purchaser and Seller;

         (b) By either Purchaser or Seller if, prior to the Closing Date, the other party is in material breach of any representation, warranty, covenant or agreement herein contained and such breach shall not be cured within fifteen
(15) days of the date of notice of default served by the party claiming such material default, provided that such terminating party shall not also be in material breach of this Agreement at the time notice of termination is delivered;

         (c) By either Purchaser or Seller, by written notice to the other, if the Closing shall not have occurred on or before November 30, 1996; or

         (d) By either Purchaser or Seller, by written notice to the other, if there shall have been entered a final, nonappealable order or injunction of any court or other governmental entity restraining or prohibiting the consummation of the transactions contemplated hereby or any material part thereof.

In the event of termination of this Agreement under this Section 6.7, each party will pay all of its own fees and expenses. Except by reason of a material breach of any representation, warranty, or covenant contained in this Agreement, there will be no further liability hereunder on the part of any party if this Agreement is so terminated.


                       VII.  SURVIVAL AND INDEMNIFICATION

         7.1 Survival of Representations and Warranties. Except as otherwise expressly provided in Sections 7.3(b)(iii) or elsewhere herein or in any Related Agreement, each of the representations and warranties contained in this Agreement will survive the Closing and remain in full force and effect for two (2) years following the Closing Date (except for the representations and warranties contained in (a) Sections 4.1.2 and 4.1.7 (to the extent they relate to title to Assets) and Sections 4.1.8 and 4.1.16, which shall survive the Closing and remain in effect for the statute of limitation period applicable thereto and (b) Section 4.1.13(b) which shall survive the closing and remain in full force and effect for one year). Any claim by a party with respect to any of such matters which is not asserted by notice given as herein provided relating thereto within such specified period of survival (the "Claim Period") may not be pursued and is hereby irrevocably waived after such time. Any claim for an Indemnifiable Loss (as hereinafter defined) asserted within the Claim Period as herein provided will be timely made for purposes hereof.

         7.2     Limitations on Liability.  (a)  For purpose of this Agreement,
(i) "Indemnity Payment" means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement, (ii) "Indemnitee" means any person or entity entitled to indemnification under this Agreement, (iii) "Indemnifying Party" means any person or entity required to provide indemnification under this Agreement, (iv) "Indemnifiable Losses" means, subject to Section 7.2(b) and
(c), any and all damages, losses, liabilities, obligations, costs and expenses, and any and all claims, demands or suits (by any person or entity, including without limitation any Governmental Entity), including without limitation the costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises relating thereto and including reasonable attorneys' fees and expenses in connection therewith, and
(v) "Third Party Claim" means any claim, action or proceeding made or brought by any person or entity who or which is not a party to this Agreement.

         (b) Notwithstanding any other provision hereof or of any applicable Law, no Indemnitee will be entitled to make a claim against an Indemnifying Party in respect of any breach of a representation or warranty under Sections 7.3(a)(i) or 7.3(b)(i) unless and until the aggregate amount of such claims in respect of breaches of representations being asserted for Indemnifiable Losses under Sections 7.3(a)(i) or 7.3(b)(i), as applicable, exceeds $500,000, in which event the Indemnitee will be entitled to make a claim against Indemnifying Party to the extent of the full amount of Indemnifiable Losses.

         (c) Notwithstanding any other provision of this Agreement or of the Related Agreements, the total indemnification obligations of each of Seller under Section 7.3(a)(i) and Purchaser under Section 7.3(b)(i) will not exceed the sum of $75,000,000.

         7.3 Indemnification. (a) Subject to Sections 7.1, 7.2 and 7.4, Seller will indemnify, defend and hold harmless Purchaser and its directors, officers, partners, employees, agents and representatives from and against any and all Indemnifiable Losses to the extent relating to, resulting from or arising out of:

         (i) Any breach by Seller of any of the representations, warranties, or covenants of Seller contained in this Agreement;

         (ii)    Any Retained Liability; and

         (iii) The conduct of the Business or any portion thereof, or the use or ownership of any of the Assets prior to the Closing Date.

         (b) Subject to Sections 7.1, 7.2 and 7.4, Purchaser will indemnify, defend and hold harmless Seller and its directors, officers, partners, employees, agents and representatives from and against any and all Indemnifiable Losses to the extent relating to, resulting from or arising out of:

         (i) Any breach by Purchaser of any of the representations, warranties or covenants of Purchaser contained in this Agreement;

         (ii)    Any Assumed Liability;

         (iii) The conduct of the Business or any portion thereof or the use or ownership of any of the Assets after the Closing Date, including claims by or on behalf of any Employees or Former Employees of Seller arising out of or relating to such persons' employment or the termination thereof after the Closing Date or promised employment by Purchaser; provided further, that such indemnification by Purchaser relative to all Assets containing lasers shall extend to and include the use of such Assets by subsequent purchasers or acquirers thereof. Further, Purchaser agrees that it will not implead or bring any action against Seller, its subsidiaries, affiliates, directors, officers, partners, employees, agents, representatives, successors or assigns based on any claim by any person for personal injury that arises out of the ownership, use or operation of any such Assets containing lasers, except in the case of a breach of representation or warranty made by Seller in this Agreement. These provisions relating to Assets containing lasers shall survive the Claim Period specified in Section 7.1; and

         (iv) Any claims by or on behalf of any Employee or Former Employee of Seller arising out of or relating to Purchaser's improper use of any of the Employee records transferred to Purchaser pursuant to Section 1.1.7.

         (c)     The rights of Purchaser under clauses (i) through (iii) of
Section 7.3(a) and of Seller under clauses (i) through (iii) of Section 7.3(b) are cumulative.

         7.4 Defense of Claims. (a) If any Indemnitee receives notice of the assertion or commencement of any Third Party Claim against such Indemnitee with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. Such notice will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to assume, the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (reasonably satisfactory to the Indemnitee), and the Indemnitee will cooperate in good faith in such defense.

         (b) If, within 10 calendar days after giving notice of a Third Party Claim to an Indemnifying Party pursuant to Section 7.4(a), an Indemnitee receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such

Third Party Claim as provided in the last sentence of Section 7.4(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within 10 calendar days after receiving written notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps or if the Indemnifying Party has not undertaken fully to indemnify the Indemnitee in respect of all Indemnifiable Losses relating to the matter, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within 10 calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnitee through the end of such 10 calendar day period.

         (c) A failure to give timely notice or to include any specified information in any notice as provided in Sections 7.4(a) or 7.4(b) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise damaged as a result of such failure.

         (d) The Indemnifying Party will have a period of 30 calendar days within which to respond in writing to any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim"). If the Indemnifying Party does not so respond within such 30 calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this
Article VII.

         (e) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an Indemnity Payment, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction, less any costs, expenses, premiums or taxes incurred in connection therewith will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any Indemnity Payment the Indemnifying Party will, to the extent of such Indemnity Payment, be subrogated to all rights of the Indemnitee against any third party that is not an Affiliate of the Indemnitee in respect of the Indemnifiable Loss to which the Indemnity Payment relates; provided, however, that (i) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of said Indemnity Payment will be subrogated and subordinated in right of payment to the Indemnitee's rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

         7.5     Exclusive Remedy.  The indemnification provisions of this
Article VII shall be the sole and exclusive remedy of a party after the Closing Date, exercisable in accordance with Section 9.17 below, for any breach of any of the terms, conditions, warranties or representations herein or any right, claim or cause of action arising out of the transactions contemplated hereby except to the extent such claim or cause of action is based on fraud or fraudulent inducement.


                      VIII.  OTHER  POST-CLOSING COVENANTS

         8.1 Personnel Matters. (a) Until the second anniversary of the Closing Date, Seller covenants and agrees that it will not, and that it will cause each Affiliate of Seller not to, directly or indirectly solicit or offer employment to any employee of Purchaser or Parent (i) who was an Employee to whom Purchaser offered employment but who did not become an employee of Purchaser, or (ii) who is then an employee of Purchaser or Parent; provided, however, that the foregoing shall not prohibit Seller or its Affiliates from employing any such employee who contacts Seller or one of its Affiliates by his or her own initiative without any direct or indirect solicitation by or encouragement from Seller or such Affiliate; provided further, that the foregoing shall not prevent any advertisement or general solicitation (or any hiring therefrom) not specifically directed at such employees.

         (b) Until the second anniversary of the Closing Date, Purchaser and Parent covenant and agree that they will not directly or indirectly solicit or offer employment to any employee of Seller or of any Affiliate of Seller who is then an employee of Seller or of any such Affiliate; provided, however, that the foregoing shall not prohibit Purchaser or Parent from employing any such employee who contacts Purchaser or Parent by his or her own initiative without any direct or indirect solicitation by or encouragement from Purchaser or Parent; provided further, that the foregoing shall not prevent any advertisement or general solicitation (or any hiring therefrom) not specifically directed at such employees.

         (c) The parties acknowledge that, after the Closing, Purchaser will not be required hereunder or otherwise to (i) offer employment to any Employee, or (ii) make available to or establish any employee benefit plans for any Employee or Former Employee which were not offered or made available to such Employee or Former Employee prior to the Closing.

         8.2     General Post-Closing Matters.

         8.2.1 Post-Closing Notifications. Purchaser and Seller will, and each will cause their respective Affiliates to, comply with any post-Closing notification or other requirements, to the extent then applicable to such party, of any antitrust, trade competition, investment or control, export or other Law of any Governmental Entity having jurisdiction over the Business.

         8.2.2 Names, Trademarks. Subject to the Related Agreements, Purchaser and its Affiliates will revise any trademarks and Product or service literature, change signage and stationery and otherwise discontinue use of tradenames or trademarks of Seller as promptly as practicable after the Closing; provided, however, that for a period of six (6) months from the Closing Date, Purchaser may consume stationery and similar supplies on hand as of the Closing which contain Seller tradenames or trademarks thereon. Without limiting the generality or effect of the foregoing, Purchaser will, and will cause its Affiliates to, within said six (6) months from the Closing Date, discontinue selling, shipping and delivering any assembled Product having any such tradename or trademark affixed thereto.

         8.2.3 Access. (a) On the Closing Date, or as soon thereafter as practicable, and in no event later than sixty (60) business days after the Closing Date, Seller will deliver or cause to be delivered to Purchaser except as otherwise provided herein or agreed in writing, all original agreements, documents, books, records and files relating to the Business or the Assets (collectively, "Records") in the possession of Seller to the extent not then located on the Real Estate or in the possession of Purchaser. Notwithstanding the foregoing, Purchaser recognizes that certain Records may contain only incidental information relating to the Business or may primarily relate to Seller generally or its Affiliates or other businesses of Seller, and that Seller may retain such Records and deliver to Purchaser appropriately excised copies of such Records. After the Closing, Purchaser will retain all Records (except those Records referred to in the preceding sentence) required to be retained pursuant to obligations imposed by any applicable Law.

         (b) After the Closing, upon reasonable notice each of Purchaser and Seller will give, or cause to be given, to the representatives, employees, counsel and accountants of the other, access during normal business hours to Records relating to periods prior to or including the Closing, and will permit such persons to examine and copy such Records to the extent reasonably requested by the other party in connection with tax and financial reporting matters (including without limitation any return or report relating to state or local real property transfer or gains taxes), audits, Securities and Exchange Commission filings ("SEC

Filings"), legal proceedings, governmental investigations and other business purposes; provided, however, that nothing herein will obligate any party to take actions that would unreasonably disrupt the normal course of its business or violate the terms of any Contract to which it is a party or to which it or any of its assets is subject. Seller and Purchaser will cooperate with each other in the conduct of any tax audit or similar proceedings involving or otherwise relating to any of the Assets or the Business (or the income therefrom or assets thereof) with respect to any tax and each will execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 8.2.3(b). In addition, Seller will cooperate with Purchaser in the preparation of any financial statement or other like information contained in any SEC Filing.

         8.2.4 Certain Tax Matters. All sales, use, transfer, stamp, conveyance, value added or other similar taxes, duties, excises or governmental charges imposed by any taxing jurisdiction, domestic or foreign, and all recording or filing fees, notarial fees and other similar costs (collectively, "Transfer Taxes") of Closing with respect to the Transfer of the Assets or otherwise on account of this Agreement or the transactions contemplated hereby will be borne by Purchaser, except that Seller will pay the grantor realty Transfer Tax with respect to the Real Estate. Each party will furnish the other all necessary exemption certificates and other documents relating to the collection and payment of the Transfer Taxes. Any property taxes, real or personal (but excluding Transfer Taxes) shall be prorated between Seller and Purchaser as of 11:59 a.m. (Eastern Time) on the Closing Date.

         8.3 Non-Competition. (a) During the period from the Closing Date through the fifth anniversary thereof and any extended period pursuant to
Section 8.3(c) below (the "Non-Compete Period"), and subject to Section 8.5 below and the Related Agreements, Seller will not, and will cause each of its Affiliates not to, directly or indirectly, by or through equity ownership or otherwise, for itself or any other person or entity (i) engage in the manufacture or marketing of Products in competition with the Business; provided, however, that Seller shall not be deemed to be engaged in the manufacture or marketing of Products to the extent it acquires products from a third party and incorporates such products into any product it markets, (ii) communicate with or contact any customers of Purchaser (other than Seller itself or its Affiliates) for the purpose of soliciting such customer to purchase Products in competition with the Business, or (iii) initiate contact with any employee of Purchaser in the Business for the purpose of soliciting, hiring, attempting to hire or in any manner attempting to induce such employee to leave the employment of Purchaser to be employed in any capacity in competition with Purchaser or the Business.

         (b) Notwithstanding anything to the contrary herein contained, this Section 8.3 will not apply in respect of any business acquisition transaction (whether pursuant to a purchase of assets or another form of business acquisition transaction) effected by Seller or any of its Affiliates, or the operation of the business so acquired (whether the same as or different from the operation of such business prior to the acquisition), provided that the net sales of Products during the last full fiscal year for such business prior to the acquisition (or partial fiscal year if it has been engaged in such sales for a shorter period) did not exceed 20% of all net sales of such business for such period (the "20% Limitation"), except that said net sales may exceed the 20% Limitation so long as said net sales of Products do not exceed the lesser of 40% of all net sales of such business for such period or $30,000,000 (the "Threshold Amount"). In addition, if at any time during the Non-Compete Period net sales of Products for such acquired business exceed the Threshold Amount, Seller shall divest such portion of the business relating to the Products and shall grant to Purchaser a right of first refusal in respect of such divestiture in accordance with the provisions of Section 8.3(c) below.

         (c) Notwithstanding the foregoing provisions of Section 8.3(b), Seller or any of its Affiliates may effect a business acquisition transaction where net sales of Products during the last full fiscal year for such business prior to the acquisition exceed the 20% Limitation or the Threshold Amount so long as said net sales of Products do not exceed 50% of all net sales of such business for such period; provided, however, that (i) Seller shall divest (the "Divestiture") such portion of such business relating to the Products within one (1) year of said business acquisition transaction and (ii) the Non-Compete Period shall be extended for a period equal to the number of days such portion of the business relating to the Products was held by Seller before the Divestiture. In effecting the Divestiture, Seller agrees to obtain an executed letter of intent (the "Offer") from any proposed purchaser and immediately to submit to Purchaser a true and complete copy of the Offer, which shall include details of the proposed purchase price; provided, however, in the event after reasonable diligence Seller is unable to obtain an Offer, Seller's obligation hereunder to obtain an Offer shall cease and in lieu thereof Purchaser shall have the right (but not the obligation) to acquire such portion of the business relating to the Products at such business' fair market value. The Offer must apply only to that portion of the business relating to the Products and may not include an offer to purchase any of Seller's other property or rights. Within 30 business days after its receipt of the Offer and all other information requested by Purchaser, Purchaser has the right to notify Seller in writing that Purchaser desires to purchase from Seller that portion of the business relating to the Products for the same purchase price and on the same terms and conditions contained in the Offer, provided that (i) Purchaser may substitute cash for any form of payment proposed in the Offer, (ii) Purchaser's credit, if not better than the credit of the proposed purchaser, shall be deemed equal to the credit of such proposed purchaser, (iii) Purchaser will have not less than 90 days after giving notice of its election to purchase to prepare for closing, and (iv) Purchaser is entitled to receive, and Seller agrees to make, all customary representations and warranties given by the seller of the assets of a business, including, without limitation, representations and warranties as to:
(a) ownership and condition of, and title to, the assets of the business being purchased, (b) liens and encumbrances relating to the assets of the business being purchased and (c) validity of the contracts and the liabilities, contingent or otherwise, of the business being purchased. If Purchaser does not exercise its right of first refusal, Seller may complete the Divestiture to such proposed purchaser pursuant to and on the exact terms contained in the Offer; provided, however, that if the Divestiture to such proposed purchaser is not completed within 120 days after delivery of the Offer to Purchaser, or if there is a material change in the terms of the Divestiture (which Seller agrees promptly to communicate to Purchaser in writing), Purchaser will have an additional right of first refusal during the 30-day period following either the expiration of such 120-day period or Purchaser's receipt of written notice from Seller identifying the material change(s) in the terms of the Divestiture, either on the terms originally offered or the modified terms, at Purchaser's option.

         (d) The parties intend that the covenants contained in Section 8.3(a) will be construed as a series of separate covenants, one for each county and city included within each state or province and, except for geographic coverage, each such separate covenant will be deemed identical. The parties acknowledge that the covenants deemed included in Section 8.3(a) are, taken as a whole, reasonable in their geographic scope and their duration and no party will raise any issue of the reasonableness of the scope or duration of such covenants in any proceeding to enforce any such covenants. If, in any judicial proceeding, a court refuses to enforce any of the separate covenants deemed included in Section 8.3(a), then the unenforceable covenant will be deemed eliminated therefrom (but only to the extent determined to be unreasonable) for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

         8.4 Transfer of Preferred Stock. Seller covenants that, except to the extent the restrictions described in Section 4.1.22 related to the Preferred Stock are waived by Purchaser, Seller shall not transfer the Preferred Stock represented by any such certificate without complying with the restrictions on transfer described in such legend. Seller may sell the Preferred Stock in compliance with Rule 144 promulgated under the Securities Act without providing Purchaser or any of its representatives an opinion of counsel regarding such sale and with an opinion of counsel in reliance on any other exemption.

         8.5 Reacquisition Rights. In the event Purchaser proposes to liquidate the Business pursuant to proceedings under Chapter 7 of the United States Bankruptcy Code within five (5) years after the Closing Date, Purchaser shall give written notice ("Purchaser's Notice") of such proposed liquidation to Seller. Within ten (10) business days after its receipt of Purchaser's Notice, Seller may notify Purchaser in writing ("Seller's Notice") that Seller desires to purchase all, but not less than all, the Assets and the Business, which notice shall state that Seller unconditionally agrees to purchase the Assets and the Business, for fair market value, at a closing date not less than 30 nor more than 90 days after the date of Seller's Notice, in which event Purchaser and Seller will proceed with such reacquisition transaction. If Seller does not deliver Seller's Notice within ten (10) business days after Seller's receipt of Purchaser's Notice, then Purchaser shall be free to liquidate the Business pursuant to proceedings under Chapter 7 of the United States Bankruptcy Code. If Seller delivers Seller's Notice within ten (10) business days of receipt of Purchaser's Notice but defaults in its obligation to timely purchase the Assets and the Business in accordance with the second sentence of this Section 8.5, then Purchaser shall thereafter be released from its





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obligation to sell the Assets and the Business to Seller, without limiting
Purchaser's rights and remedies, at law or in equity, against Seller in respect of such default.

         8.6 Product Warranty Matters. Seller acknowledges that it has retained pursuant to Article II liability for certain product warranty matters. After the Closing, Purchaser will, on Seller's behalf, remedy Product Warranty Claims (as hereinafter defined) asserted following the Closing Date with respect to Products produced or sold by Seller or which were held in inventory prior to the Closing Date. For purposes of this Agreement, Product Warranty Claims means those claims based solely in contract and only those relating to products which are claimed by the customer to be defective in materials or workmanship, to be in noncompliance with specifications or to be in breach of implied or express warranties, and for which the exclusive remedy is the repair or replacement of the product or a refund of the purchase price. In consideration for Purchaser agreeing to remedy such claims, Seller shall reimburse Purchaser for its direct costs and expenses (excluding any allocation for overhead) incurred in remedying such Product Warranty Claims.

         8.7 Roof Repairs. During the period from the Closing Date through the fourth anniversary thereof, Seller will reimburse Purchaser for up to $1.0 million of expenses incurred by Purchaser from time to time, in connection with the repairs or the replacement of the Facility's roof. Purchaser will provide Seller with prior written notice, include reasonable details, of all such repairs or replacement required, and reasonable audit rights with respect to the expenses thereof.


                            IX.  GENERAL  PROVISIONS

         9.1 Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

                 (a)      If to Seller, to:

                          Lucent Technologies Inc., Microelectronics Group 2 Oak Way
                          Berkeley Heights, NJ  07922
                          Facsimile No.:  (908) 771-4534
                          Attention:  R. L. Sullivan, Director
                                      Business Development





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





                          with a copy to:

                          Lucent Technologies Inc., Microelectronics Group 2 Oak Way
                          Berkeley Heights, NJ  07922
                          Facsimile No.:  (908) 508-8684
                          Attention:  General Attorney

                 (b)      If to Purchaser or Parent, to:

                          Circo Craft Technologies, Inc.
                          101 South Hanley Road, Suite 400
                          St. Louis, MO 63105
                          Facsimile No.:  (314) 746-2299
                          Attention:  David M. Sindelar

                          or

                          Circo Technologies Group, Inc.
                          101 South Hanley Road, Suite 400
                          St. Louis, MO 63105
                          Facsimile No.:  (314) 746-2251
                          Attention:  David M. Sindelar

                          with a copy to each of:

                          Hicks, Muse, Tate & Furst Incorporated
                          200 Crescent Court, Suite 1600
                          Dallas, TX  75201
                          Facsimile No.:  (214) 740-7313
                          Attention:  Lawrence D. Stuart, Jr.

                          Mills & Partners, Inc.
                          101 S. Hanley Road
                          St. Louis, MO  63105
                          Facsimile No.:  (314) 746-2299
                          Attention:  David M. Sindelar

                          Weil, Gotshal & Manges LLP
                          100 Crescent Court, Suite 1300
                          Dallas, TX  75201
                          Facsimile No.:  (214) 746-7777
                          Attention:  David J. Webster





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





or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

         9.2 Expenses. Except as otherwise expressly provided herein, each party will pay its respective expenses incurred incidental to this Agreement and in preparing to consummate and consummating the transactions provided for herein, whether or not such Agreement and transactions shall be consummated. Notwithstanding the foregoing, the filing fees incurred in connection with the filings or registrations with the Department of Justice pursuant to the HSR Act shall be borne solely by Purchaser.

         9.3 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Purchaser or Seller, as the case may be, may assign to Affiliates and any person acquiring all or substantially all of the assets or stock of Purchaser or Seller, and Purchaser may make a collateral assignment of its rights under this Agreement to any institutional lender who provides funds to Purchaser for the acquisition of the Assets; provided, however, that notwithstanding any such assignment, Purchaser or Seller, as the case may be, shall remain liable for the performance of all its obligations under this Agreement. Seller agrees to execute acknowledgements of such collateral assignments in such forms as Purchaser or Purchaser's institutional lender(s) may from time to time reasonably request. Nothing in this Agreement, express or implied, is intended to or shall confer on any person other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         9.4 Waiver. Purchaser and Seller by written notice to the other may (a) extend the time for performance of any of the obligations of the other under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any Closing Document,
(c) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or (d) waive or modify performance of any of the obligations of the other under this Agreement. Except as provided in the immediately preceding sentence, no action taken pursuant to this Agreement will be deemed to constitute a waiver of compliance with any representations, warranties, conditions or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

         9.5 Entire Agreement. This Agreement (including the Schedules hereto) supersedes any other agreement (other than the Related Agreements), whether written or oral, that may have been made or entered into by any party or any of their respective Affiliates (or by any director, officer or representative thereof) relating to the matters contemplated hereby. This Agreement (together with the Schedules hereto) constitutes the entire agreement by and among the parties hereto with respect to their subject matter and





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there are no agreements or commitments by or among such parties or their
Affiliates except as expressly set forth herein.

         9.6 Amendments, Supplements. This Agreement may be amended or supplemented at any time by additional written agreements as may mutually be determined by Purchaser and Seller to be necessary, desirable or expedient to further the purposes of this Agreement or to clarify the intention of the parties.

         9.7 Rights of the Parties. Except as provided in Article VII or in Section 9.3, nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any person or entity other than the parties hereto and their respective Affiliates any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

         9.8 Further Assurances. From time to time, as and when requested by either party, the other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

         9.9 Bulk Sales. Purchaser waives any requirements of Seller in respect of the provisions of the so-called bulk sales Law of any jurisdiction; provided, however, that Seller will indemnify, defend and hold harmless Purchaser and its Affiliates in respect of any Indemnifiable Loss relating to, resulting from or arising out of such waiver in connection with the transactions contemplated by this Agreement.

         9.10 Transfers. Purchaser and Seller will cooperate and take such action as may be reasonably requested by the other in order to effect an orderly Transfer of the Assets and the Business with a minimum of disruption to the operations and employees of the businesses of Purchaser and Seller.

         9.11 Applicable Law. This Agreement and the legal relations among the parties hereto (except as otherwise provided in the Related Agreements) will be governed by and construed in accordance with the substantive Laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

         9.12 Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

         9.13 Titles and Headings. Titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         9.14 Passage of Title and Risk of Loss. Legal title, equitable title and risk of loss with respect to the Assets will not pass to Purchaser until such Assets are Transferred at the Closing, which Transfer, once it has occurred, will be deemed effective for tax, accounting and other computational purposes as of 12:01 A.M. (Eastern Time) on the Closing Date.

         9.15 Finder's Fee, etc. There are no brokers or finders involved in this Agreement or the related transactions, and each party agrees to indemnify and hold harmless the other against and in respect of any claim for brokerage or other commissions or fees relative to this Agreement or to the transactions contemplated hereby based in any way on agreements, arrangements or understandings claimed to have been made by Purchaser on the one hand or by Seller on the other hand with any third party.

         9.16 Certain Interpretive Matters and Definitions. (a) Unless the context otherwise requires, (i) all references to Sections, Articles or Schedules are to Sections, Articles or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) "or" is disjunctive but not necessarily exclusive, (iv) words in the singular include the plural and vice versa, (v) the phrases "primarily in the Business", "primarily of the Business" or "primarily relating to the Business" refer to assets or rights of Seller predominantly pertaining to the Business and are meant to exclude assets or rights of any Lucent Company owned, held or acquired for use predominantly in any business other than the Business, (vi) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, and (vii) the term "Affiliate" has the meaning given that term in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended. All references to "$" or dollar amounts will be to lawful currency of the United States of America.

         (b) No provision of this Agreement will be interpreted in favor of, or against, either of the parties hereto by reason of the extent to which either such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

         9.17 Mediation and Arbitration. If any claim or dispute arises out of or relates to this Agreement, or its breach, and the parties have not been successful in resolving such dispute through negotiation the parties agree to attempt to resolve the dispute through nonbinding mediation by submitting the dispute to a sole mediator selected by the parties or, at any time at the option of a party, to mediation by the American Arbitration Association ("AAA"). Each party shall bear its own expenses and an equal share of the expenses of the mediator and the fees of the AAA. The parties, their representatives, other participants and the mediator shall hold the existence, content and result of the mediation in confidence. If such dispute is not resolved by or either party elects to terminate such mediation, the parties shall have the right to resort to any remedies permitted by law. All defenses based on passage of time shall be tolled pending the termination of the mediation. Nothing in this clause shall be construed to preclude any party from seeking injunctive relief in order to





                                       38
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protect its rights pending mediation.  A request by a party to a court for such injunctive relief shall not be deemed a waiver of the obligation to mediate.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    LUCENT TECHNOLOGIES INC.
                                    MICROELECTRONICS GROUP


                                    By:        /s/
                                       -----------------------------------------
                                    Name: Curtis J. Crawford
                                         ---------------------------------------
                                    Title: President
                                          --------------------------------------

                                    CIRCO TECHNOLOGIES GROUP, INC.


                                    By:        /s/
                                       -----------------------------------------
                                    Name: David M. Sindelar
                                         ---------------------------------------
                                    Title: Executive Vice President and
                                           Chief Financial Officer
                                          --------------------------------------


                                    CIRCO CRAFT TECHNOLOGIES, INC.


                                    By:       /s/
                                       -----------------------------------------
                                    Name: David M. Sindelar
                                         ---------------------------------------
                                    Title: President and Chief Financial Officer
                                          --------------------------------------




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